EXHIBIT 23.4



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-101486 of PartnerRe Ltd. on Form S-3 of our reports dated February 10, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company's change in method of accounting for goodwill and indefinite-lived intangible assets and derivative instruments and hedging activities) appearing and incorporated by reference in the Annual Report on Form 10-K of PartnerRe Ltd. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda

March 28, 2003